10f-3 REPORT

               GREENWICH STREET SERIES FUND
                  APPRECIATION PORTFOLIO

             May 1, 2000 through July 31, 2000

         Trade                                                    % of
Issuer   Date     Selling Dealer             Amount     Price    Issue(1)

Genuity  6/27/00  Morgan Stanley Dean Witter $984,500   $22.000  0.17%A
Tycom    7/26/00  Goldman Sachs              1,020,000   32.000  0.36B


(1) Represents purchases by all affiliated funds; may not exceed
25% of the principal amount of the offering.

A - Includes purchases of $2,315,000 by other Smith Barney Mutual Funds. B - Includes purchases of $6,980,000 by other Smith Barney Mutual Funds.